As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-166882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Campus Communities, Inc.

(American Campus Communities LLC as successor by merger to American Campus Communities, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland	76-0753089
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

American Campus Communities, Inc. 2010 Incentive Award Plan

(Full Title of Plan)

William C. Bayless, Jr.

Chief Executive Officer

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

(512) 732-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-166882) (the “Registration Statement”) of American Campus Communities, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on May 17, 2010, and was amended by that certain Post-Effective Amendment No. 1 to the Registration Statement of the Company, which was filed with the Securities and Exchange Commission on May 3, 2018.

On August 9, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 18, 2022, among the Company, Abacus Parent LLC, a Delaware limited liability company, Abacus Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), Abacus Merger Sub II LLC, a Maryland limited liability company, and American Campus Communities Operating Partnership LP, a Maryland limited partnership, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”), under the name “American Campus Communities LLC”.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 2022.

American Campus Communities LLC
(as successor by merger to American Campus Communities, Inc.)

By:	/s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Vice President

No other person is required to sign this Post-Effective Amendment No. 2 on behalf of the registrant in reliance upon Rule 478 under the Securities Act.